Exhibit (b)(xiii)

DEMAND COMMERCIAL PROMISSORY NOTE

$2,400,000.00

Wilmington, North Carolina
Date: January 22, 2004

FOR VALUE RECEIVED, SPARKLE, LLC, a North Carolina limited liability company (the “Borrower”), promises to pay to the order of SPARKLE ACQUISTION, INC., a North Carolina corporation (the “Lender”), at 111 Princess Street, Wilmington, North Carolina 28401, or such other place as Lender may designate in writing, the principal sum of up to Two Million Four Hundred Thousand and 00/100 Dollars ($2,400,000.00), until paid, on the terms and conditions set forth below.

Pursuant to an agreement between the parties, the parties hereto agree to the obligations set forth in this Demand Commercial Promissory Note.

INTEREST

The unpaid principal balance of this Demand Commercial Promissory Note shall bear interest as follows: commencing on the date hereof and continuing until the principal balance of this Commercial Promissory Note is paid-in-full, interest shall accrue at a rate of interest equal to the Prime Rate as published in The Wall Street Journal, adjusted annually as the Prime Rate changes.

PAYMENT TERMS

The principal balance of this Commercial Demand Promissory Note, plus accrued interest, shall be payable on demand within ninety (90) days notice by the Lender.

This Commercial Demand Promissory Note may be prepaid in whole or in part at any time without any fee.

DEFAULT

It is hereby expressly agreed that in the event that any default be made in the payment of principal or interest as stipulated above (an “Event of Default”) then, and in such event, the entire outstanding principal balance of the indebtedness evidenced hereby, together with any other sums advanced hereunder or under any other instrument or document now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby, together with all unpaid interest accrued thereon, shall, at the option of Lender and without notice to Borrower, at once become due and payable and may be collected forthwith, regardless of the stipulated date of maturity. In addition, upon an Event of Default, the balance due hereunder may be charged against any obligation of Lender to any party, including any endorsers, sureties, or guarantors to this instrument. No delay or omission on the part of the Lender or other holder in exercising any right hereunder shall operate as a waiver of such right or of any other right of such holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

If this Demand Commercial Promissory Note is placed with an attorney for collection, the Borrower agrees to pay all costs of collection, including but not limited to reasonable attorneys’ fees.

MAXIMUM LEGAL RATE

All agreements herein made are expressly limited so that in no event whatsoever, whether by reason of advancement of proceeds hereof, acceleration of maturity of the unpaid balance hereof or otherwise, shall the amount paid or agreed to be paid to Lender for the use of the money advanced or to be advanced hereunder exceed the maximum rate of interest allowed to be charged under applicable law (the “Maximum Legal Rate”). If, from any circumstances whatsoever, the fulfillment of any provision of this Note or any other agreement or instrument now or hereafter evidencing, securing or in any way relating to the indebtedness evidenced hereby shall involve the payment of interest in excess of the Maximum Legal Rate, then, ipso facto, the obligation to pay interest hereunder shall be reduced to the Maximum Legal Rate; and if from any circumstance whatsoever, Lender shall ever receive interest, the amount of which would exceed the amount collectible at the Maximum Legal Rate, such amount as would be excessive interest shall be applied to the reduction of the principal balance remaining unpaid hereunder and not to the payment of interest. This provision shall control every other provision in any and all other agreements and instruments existing or hereafter arising between Borrower and Lender with respect to the indebtedness evidenced hereby.

GENERAL

Each party waives presentment, demand, protest and notice of dishonor, waives any rights which they may have to require Lender to proceed against any other person or property, agrees that without notice to any party and without affecting any party’s liability, Lender, at any time or times, may grant extensions of the time for payment or other indulgences to any party or permit the renewal, amendment or modification of this Demand Commercial Promissory Note, or security instrument(s), or permit the substitution, exchange or release of any security for this Demand Commercial Promissory Note and may add or release any party primarily or secondarily liable, and agrees that Lender may apply all moneys made available to it from any part of the proceeds from the disposition of any security for this Demand Commercial Promissory Note either to this Demand Commercial Promissory Note or to any other obligation of any of the parties to Lender, as Lender may elect from time to time.

All parties hereto acknowledge and represent that they have relied upon their own due diligence in making their own independent evaluations of the purposes for which the proceeds of this Demand Commercial Promissory Note will be used and the business affairs and financial condition of all parties hereto, and they will continue to be responsible for making their own appraisals of such matters. The parties hereto have not relied upon and will not hereafter rely upon Lender for such information for such appraisal or other assessment or review and, further, will not rely upon any such information which may now or hereafter be prepared by Lender for any appraisals regarding the purposes for which the proceeds of this Demand Commercial Promissory Note will be used or the parties hereto.

Lender is authorized to investigate from time to time the credit of each party and to answer questions relating to Lender’s credit experience with each party.

At maturity of this Demand Commercial Promissory Note, or upon default, Lender is authorized and empowered to apply to the payment hereof, any and all money deposited in Lender in the name of or to the credit of each party, without advance notice, and is authorized to offset any obligation of Lender to any party to the payment hereof.

All rights and obligations hereunder shall be governed by the laws of the State of North Carolina.

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IN WITNESS WHEREOF, Borrower has caused this Commercial Promissory Note to be signed under seal as of the day and year first above written.

SPARKLE, LLC

By:	/s/ Alan M. Zimmer	(SEAL)
Alan M. Zimmer, Director

STATE OF North Carolina

COUNTY OF New Hanover

I, Donna Dickens, a Notary Public for said County and State aforesaid, do hereby certify that Alan M. Zimmer personally appeared before me this day, who, being by me duly sworn, says he is a Director of Sparkle, LLC, a limited liability company, that the seal affixed to the foregoing instrument in writing was signed and sealed by him in behalf of said corporation by its authority duly given, and that the said Alan M. Zimmer acknowledged the said writing to be the act and deed of the corporation.

Witness my hand and official stamp or seal, this the 22 day of January, 2004.

/s/ Donna Dickens
Notary Public

My Commission Expires:

6/24/2008
(OFFICIAL SEAL)

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